Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES RECEIPT OF SHAREHOLDER PROPOSAL FROM WINTERGREEN ADVISORS

November 24, 2015 – DAYTONA BEACH, FLORIDA – Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced that Wintergreen Advisors, LLC (“Wintergreen”), has submitted a proposal to be voted upon by the Company’s shareholders at the 2016 annual meeting.  The proposal, if approved by CTO’s shareholders, would request that the CTO board of directors hire an independent advisor to evaluate a sale of CTO or the orderly liquidation of its assets.  While expressing no views on the subject matter of the proposal at this time, CTO intends to comply with Wintergreen’s request by including the proposal in CTO’s proxy statement for the 2016 annual shareholder meeting.

We welcome the input and perspective of all of our shareholders as we continue to execute our business plan and to pursue our objective of maximizing shareholder value.  We appreciate Wintergreen’s continued support through their ownership of a large stake in CTO, and the strong statements of support regarding CTO’s board of directors and management team in Wintergreen’s March 2015 annual Message to Shareholders.  We are pleased that the market has recognized the progress we have made in pursuing our strategy, as evidenced by the 90% increase in CTO’s share price over the last four years.  We believe that maintaining this strategy will continue to produce positive results.

We encourage you to review our most recent investor presentation, which has been updated for Q3 2015, available on our website at www.ctlc.com.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including more than 1.7 million square feet of income properties, as well as over 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with closing land transactions, including our ability to obtain necessary governmental approvals or to satisfy other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.